EXHIBIT 11
                         CT COMMUNICATIONS, INC.
                            AND SUBSIDIARIES


                     Computation of Earnings Per Share

                                      Three Months Ended
                                  ______________________________
                                   March 31            March 31
                                     1997               1996
                                  _____________    _____________

Computation of share totals
 used in computing earnings
 per share:

Weighted average number of
 shares outstanding               1,489,590          1,484,070
 (Adjusted for stock dividend
  May 3, 1996)

Primary average shares

 a - Outstanding                  1,489,590          1,484,070

Incremental shares arising
 from outstanding stock options      17,846             12,861
                                 ______________    ____________
 b - Totals                       1,507,436          1,496,931
                                 ==============    ============
 c - Net Income                  $2,626,333         $3,309,391
                                 ==============    ============
Net Income Per Share
 Primary - c/a                       $ 1.76            $ 2.23
                                 ==============    ============
Net Income Per Share
assuming full dilution - c/b         $ 1.74            $ 2.21
                                 ==============    ============